As filed with the Securities and Exchange Commission on July 29, 2010.                                File No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTERFACE, INC.
(Exact Name of Registrant as Specified in its Charter)
Georgia (State or Other Jurisdiction of Incorporation or Organization)	58-1451243 (I.R.S. Employer Identification Number)

Suite 2000
2859 Paces Ferry Road
Atlanta, Georgia  30339
(Address and Zip Code of Principal Executive Offices)

INTERFACE, INC. OMNIBUS STOCK INCENTIVE PLAN
(Full Title of the Plan)

Raymond S. Willoch, Esquire
Senior Vice President-Administration, General Counsel and Secretary
INTERFACE, INC.
Suite 2000
2859 Paces Ferry Road
Atlanta, Georgia  30339
(770) 437-6800
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A or Class B Common Stock, par value $.10 per share (3)	5,000,000	$11.375	$56,875,000	$4,055.19
(1)  Represents 5,000,000 shares of Common Stock, par value $.10 per share (“Common Stock”), that may be offered and sold pursuant to the Interface, Inc. Omnibus Stock Incentive Plan (the “Omnibus Plan”).  Such shares are being registered in connection with an amendment and restatement increasing the number of shares that may be issued under the Omnibus Plan and are in addition to shares of Common Stock previously registered for issuance under the Omnibus Plan.

(2)  In accordance with Rule 457(c) and 457(h), the registration fee with respect to the Omnibus Plan is computed on the basis of $11.375, the average of the high and low sales prices of the Class A Common Stock reported on the Nasdaq Stock Market on July 23, 2010.

(3)  Each share of Common Stock includes one preferred stock purchase right described under “Description of Securities.”  No separate consideration will be received for the preferred stock purchase rights.

PART I.  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the Note to Part I of Form S-8, the information specified by Part I has been omitted from this Registration Statement.

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by Interface, Inc. (the “Registrant”) are incorporated by reference into this Registration Statement and are deemed to be a part hereof from the date of the filing of such documents:

(1)           The Registrant’s Annual Report on Form 10-K for its fiscal year ended January 3, 2010.

(2)           All other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the Registrant’s Annual Report on Form 10-K for its fiscal year ended January 3, 2010.

(3)           The description of the Class A Common Stock contained in the Registration Statement on Form 8-A, filed on April 30, 1984, as amended by a Form 8 filed on August 19, 1988, including all amendments or reports filed for the purpose of updating such description.

(4)           The description of the 2008 Series B Participating Cumulative Preferred Stock Purchase Rights contained in the Registration Statement on Form 8-A, filed on March 13, 2008, including all amendments or reports filed for the purpose of updating such description.

All other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended,  prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities that remain unsold, shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

Class A and Class B Common Stock

Voting.  The Class A Common Stock and Class B Common Stock have one vote per share on all matters submitted to the Registrant’s shareholders. The holders of the Class B Common Stock have the right to elect the smallest number of directors that constitutes a majority of the Registrant’s entire Board of Directors; the holders of the Class A Common Stock elect the remaining directors. Each class may remove and replace any directors elected by such class. The holders of shares of both classes vote together as a class on all other matters submitted to the shareholders for a vote, except as otherwise required by law.

Conversion.  Shares of Class B Common Stock are convertible on a one-for-one basis into Class A Common Stock at any time at the option of the holder, and at other times upon the transfer of Class B shares to an ineligible shareholder.

Stock Dividends.  Holders of Class A Common Stock are entitled to receive the same percentage dividend (payable in shares of Class A Common Stock) as the holders of Class B Common Stock receive (payable in shares of Class B Common Stock).

Restrictions on Transfer. Any transfer of Class B Common Stock other than to a “Qualified Transferee” shall be conclusively deemed to constitute an election by the record holder of such shares to convert the shares of Class B Common Stock into an equal number of shares of Class A Common Stock.  “Qualified Transferee” means any one or more of (1) the holder’s spouse, issue, parents or siblings, or a trust for the benefit of the holder or any of such persons, (2) in the event of the holder’s death or legal disability, the holder’s executor, administrator or personal representative, (3) any transferee receiving the shares as a gift, legacy or inheritance, or as a distribution from a corporation or partnership in respect of the transferee’s ownership interest, or (4) any other person approved by the Board of Directors.

Issuance of Class B Common Stock.  The Registrant may only issue Class B Common Stock (1) in connection with an acquisition by the Registrant or any of its subsidiaries of any other firm, corporation or business enterprise, (2) pursuant to an employee benefit plan, (3) in exchange for Class A Common Stock held by the Registrant’s officers, directors or employees, or (4) to effect a subdivision of such shares in the form of a stock split, stock dividend or other distribution in respect of such shares.

Liquidation. Holders of Class A and Class B Common Stock share with each other on a ratable basis as a single class in the Registrant’s net assets available for distribution in respect of Class A and Class B Common Stock in the event of liquidation.

Other Terms. The holders of the Class A Common Stock and Class B Common Stock do not have preemptive rights enabling them to subscribe for or receive shares of any class of the Registrant’s stock or any other securities convertible into shares of any class of the Registrant’s stock.  Except as otherwise summarized above, the holders of shares of both of the Registrant’s classes of Common Stock, as such, have the same rights and are subject to the same limitations.  If the outstanding shares of Class B Common Stock fall below 10% of the aggregate outstanding shares of Class A and Class B Common Stock, then, immediately upon the occurrence of such event, there shall be no distinction between the voting rights or any other rights and privileges of the holders of Class A Common Stock and Class B Common Stock.

Certain Provisions of the Registrant’s Bylaws.  Article III of the Registrant’s Amended and Restated Bylaws provides that a vote of two-thirds of the members of the Board of Directors is required to approve certain transactions with, of or to any holder of 10% or more of the Registrant’s issued and outstanding shares.  Such approval is required in the event of a merger; consolidation; sale, lease, exchange, transfer or disposition of all or any substantial part of the Registrant’s assets; any share exchange; liquidation or dissolution; any repurchase, redemption or other distribution; or any other transaction that would have the effect of increasing the beneficial ownership by one percent or more in any 12 month period with, of or to any such holder, or if such a holder commences or announces an intention to commence an exchange or tender offer of all or any part of the Registrant’s outstanding voting shares or a proxy contest intended to cause either the removal or replacement of any member of the Board of Directors.

Rights Agreement.  The Registrant’s Board of Directors has adopted a Rights Agreement pursuant to which holders of the Registrant’s Common Stock will be entitled to purchase from the Registrant one one-hundredth of a share of Series B Participating Cumulative Preferred Stock if a third party acquires beneficial ownership of 15% or more of the Registrant’s Common Stock or if other specified events occur without the Registrant’s consent.  In addition, the holders of the Registrant’s Common Stock will be entitled to purchase the stock of an Acquiring Person (as defined in the Rights Agreement) at a discount upon the occurrence of triggering events.  The exercise price per right is $90, subject to adjustment.  These provisions of the Rights Agreement could have certain anti-takeover effects because the rights provided to holders of the Registrant’s Common Stock under the Rights Agreement will cause substantial dilution to a person or group that acquires the Registrant’s Common Stock or engages in other specified events without the rights under the agreement having been redeemed or in the event of an exchange of the rights for Common Stock as permitted under the agreement.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

Raymond S. Willoch, who is providing the legal opinion attached as Exhibit 5.1 hereto, is Senior Vice President-Administration, General Counsel and Secretary of the Registrant, owns shares of the Registrant’s Class A and Class B Common Stock, has received past awards under the Omnibus Plan, and is eligible to participate in the Omnibus Plan.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

As provided under Georgia law, the Registrant’s Articles of Incorporation, as amended, provide that a director shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of duty of care or any other duty owed to the Registrant as a director, except that such provision shall not eliminate or limit the liability of a director (1) for any appropriation, in violation of his duties, of any business opportunity of the Registrant, (2) for acts or omissions which involve intentional misconduct or a knowing violation of law, (3) for unlawful corporate distributions, or (4) for any transaction from which the director received an improper benefit.

Under Article VII of the Registrant’s Bylaws, as amended, the Registrant is authorized to indemnify its officers and directors for any liability and expense incurred by them in connection with or resulting from any threatened, pending or completed legal action or other proceeding or investigation by reason of his being or having been an officer or director.  An officer or director may only be indemnified if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to a criminal matter, he did not have reasonable cause to believe that his conduct was unlawful.  No officer or director who has been adjudged liable for the improper receipt of a personal benefit is entitled to indemnification.

Any officer or director who has been wholly successful on the merits or otherwise in an action or proceeding in his official capacity is entitled to indemnification as to expenses by the Registrant.  All other determinations in respect of indemnification shall be made by either: (1) a majority vote of a quorum of disinterested directors; (2) independent legal counsel selected in accordance with the Bylaws and at the request of the Board; or (3) the holders of a majority of the Registrant’s stock who at such time are entitled to vote for the election of directors.

The provisions of the Registrant’s Bylaws on indemnification are consistent in all material respects with the laws of the State of Georgia, which authorize indemnification of corporate officers and directors.

Subject to the foregoing, the Registrant has entered into indemnification agreements with each of its executive officers and directors providing such officers and directors indemnification and expense advancement to the fullest extent permitted by applicable law and the Registrant’s Articles of Incorporation and Bylaws, subject to certain limitations and procedural requirements.  The Registrant’s directors and officers are also insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.  EXHIBITS

Exhibit Number                                                      Description

4.1
Restated Articles of Incorporation dated as of March 17, 2008 (included as Exhibit 3.1 to the Company’s current report on Form 8-K dated March 17, 2008 and filed on March 17, 2008, previously filed with the Commission and incorporated herein by reference (File No. 000-12016)).

4.2
Bylaws, as amended and restated (included as Exhibit 3.1 to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2007, previously filed with the Commission and incorporated herein by reference (File No. 000-12016)).

4.3
Rights Agreement dated March 7, 2008 and effective as of March 17, 2008 between the Company and Computershare Trust Company, N.A., as Rights Agent (together with exhibits, including the form of Articles of Restatement to the Company’s Restated Articles of Incorporation, form of Rights Certificate, and Summary of Shareholder Rights Plan) (included as Exhibit 4.1 to the Company’s current report on Form 8-K dated March 7, 2008 and filed on March 7, 2008, previously filed with the Commission and incorporated herein by reference (File No. 000-12016)).

4.4
Interface, Inc. Omnibus Stock Incentive Plan, as amended and restated February 23, 2010 (included as Exhibit 99.1 to the Company’s current report on Form 8-K dated May 20, 2010 and filed on May 26, 2010, previously filed with the Commission and incorporated herein by reference (File No. 001-33994)).

5.1	Opinion of Raymond S. Willoch, Senior Vice President-Administration, General Counsel and Secretary of the Registrant

23.1	Consent of BDO USA, LLP

23.2	Consent of Raymond S. Willoch, Senior Vice President-Administration, General Counsel and Secretary of the Registrant (included in Exhibit 5.1)

24.1	Power of Attorney (included on Signature Page of this Registration Statement)

ITEM 9.  UNDERTAKINGS

(a)      The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the  aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the Registration Statement.

(2)         That, for the purpose of determining any liability under the  Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the Articles of Incorporation or Bylaws or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on July 28, 2010.

INTERFACE, INC.

By:	/s/ Daniel T. Hendrix
President and Chief Executive Officer

Each person whose signature appears below hereby constitutes and appoints Daniel T. Hendrix and Patrick C. Lynch, and either of them, his/her true and lawful attorneys-in-fact with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing whatsoever requisite and desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities indicated, on July 28, 2010.

Signature	Title
/s/ Daniel T. Hendrix Daniel T. Hendrix	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Patrick C. Lynch Patrick C. Lynch	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Ray C. Anderson Ray C. Anderson	Non-Executive Chairman of the Board
/s/ Edward C. Callaway Edward C. Callaway	Director

/s/ Dianne Dillon-Ridgley Dianne Dillon-Ridgley	Director
/s/ Carl I. Gable Carl I. Gable	Director
/s/ June M. Henton June M. Henton	Director
/s/ Christopher G. Kennedy Christopher G. Kennedy	Director
/s/ James B. Miller, Jr. James B. Miller, Jr.	Director
/s/ Thomas R. Oliver Thomas R. Oliver	Director
/s/ K. David Kohler K. David Kohler	Director
/s/ Harold M. Paisner Harold M. Paisner	Director

EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

Exhibit Number                                                      Description Exhibit

4.1
Restated Articles of Incorporation dated as of March 17, 2008 (included as Exhibit 3.1 to the Company’s current report on Form 8-K dated March 17, 2008 and filed on March 17, 2008, previously filed with the Commission and incorporated herein by reference (File No. 000-12016)).

4.2
Bylaws, as amended and restated (included as Exhibit 3.1 to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2007, previously filed with the Commission and incorporated herein by reference (File No. 000-12016)).

4.3
Rights Agreement dated March 7, 2008 and effective as of March 17, 2008 between the Company and Computershare Trust Company, N.A., as Rights Agent (together with exhibits, including the form of Articles of Restatement to the Company’s Restated Articles of Incorporation, form of Rights Certificate, and Summary of Shareholder Rights Plan) (included as Exhibit 4.1 to the Company’s current report on Form 8-K dated March 7, 2008 and filed on March 7, 2008, previously filed with the Commission and incorporated herein by reference (File No. 000-12016)).

4.4
Interface, Inc. Omnibus Stock Incentive Plan, as amended and restated February 23, 2010 (included as Exhibit 99.1 to the Company’s current report on Form 8-K dated May 20, 2010 and filed on May 26, 2010, previously filed with the Commission and incorporated herein by reference (File No. 001-33994)).

5.1	Opinion of Raymond S. Willoch, Senior Vice President-Administration, General Counsel and Secretary of the Registrant

23.1	Consent of BDO USA, LLP

23.2	Consent of Raymond S. Willoch, Senior Vice President-Administration, General Counsel and Secretary of the Registrant (included in Exhibit 5.1)

24.1	Power of Attorney (included on Signature Page of this Registration Statement)